EXHIBIT 10.2


The Employment Agreement, as amended and restated, by and between Queens County Savings Bank and Joseph R. Ficalora (the "Bank Agreement") is substantially identical in all material respects to Exhibit 10.1 which was filed as an Exhibit to the Company's Form 10-Q for the quarterly period ended June 30, 2002 and is incorporated, in its entirety, by reference herein. The Bank agreement and the Company agreement are coordinated in such a manner that the executive will not receive duplicative benefits under such agreements. Mr. Ficalora's Bank Agreement is also substantially identical in all material respects (except as otherwise noted below) with the other contracts listed below which are not being filed as separate exhibits to this Report.

Parties to Employment Agreement

Queens County Savings Bank and Robert Wann (1)

Queens County Savings Bank and James O'Donovan (2)

(1) Mr. Wann's Employment Agreement with New York Community Bank is substantially identical to Mr. Ficalora's Bank Agreement except as to (i) the names of the signatories, which is Queens County Savings Bank and Robert Wann; (ii) the position in Section 1 of the Employment Agreement, which is Senior Vice President and Comptroller; and (iii) the amount of the base salary in Section 3(a), which is not less than $225,500 per year.

(2) Mr. O'Donovan's Employment Agreement with New York Community Bank is substantially identical to Exhibit 10.1 except as to (i) the names of the signatories, which is Queens County Savings Bank and James O'Donovan; (ii) the position in Section 1 of the Employment Agreement, which is Senior Vice President and Mortgage Officer; and (iii) the amount of the base salary in Section 3(a), which is not less than $269,000.